Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-261064) of our report dated March 27, 2026 with respect to the consolidated financial statements of BayFirst Financial Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tampa, FL
March 27, 2026